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EXHIBIT 21.1

THE CHILDREN'S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

The Children's Place Retail Stores, Inc. has the following direct and indirect wholly-owned subsidiaries:

  The Children's Place (Hong Kong) Limited, a Hong Kong corporation.

  thechildrensplace.com, inc. a Delaware corporation.

  The Children's Place (Virginia), LLC, a Virginia limited liability company.

  TCP Canada, Inc., a Nova Scotia limited liability company.

  The Children's Place Canada Holdings, Inc., a Delaware corporation.

  TCP Investment Canada I Corp., a Nova Scotia unlimited liability company.

  TCP Investment Canada II Corp., a Nova Scotia unlimited liability company.

  The Children's Place (Canada), LP, an Ontario limited partnership.

  The Children's Place Charitable Foundation, Inc., a New York not-for-profit corporation.

  The Children's Place (Barbados) Inc., a Barbados corporation.

  Twin Brook Insurance Company, Inc., an inactive New York insurance captive corporation.

  The Children's Place Services Company, LLC, a Delaware limited liability company.

  The Children's Place International Trading (Shanghai) Co., Ltd., a company incorporated organized under the laws of the Peoples Republic of China.

  The Children's Place Trading (Shanghai) Co., Ltd., a wholly foreign owned trading company incorporated under the laws of the Peoples Republic of China.

  The Children's Place Asia Holdings Limited, a Hong Kong corporation.

  The Children's Place Hong Kong Holdings Limited, a Hong Kong corporation.

  The Children's Place Mauritius Holdings Limited, a company incorporated under the laws of the Republic of Mauritius.

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  EXHIBIT 21.1
THE CHILDREN'S PLACE RETAIL STORES, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY